                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                      Statement Under Section 13(d) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)

                                       AND

                                 SCHEDULE 14D-1
               Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                    COHR INC.
                            (Name of Subject Company)

                           TCF ACQUISITION CORPORATION
                           THREE CITIES FUND II, L.P.
                          THREE CITIES OFFSHORE II C.V.
                                    (Bidders)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                    192567105
                      (CUSIP Number of Class of Securities)


              J. WILLIAM UHRIG                                 Copy to:
                  PRESIDENT                            DAVID W. BERNSTEIN, ESQ.
         TCF ACQUISITION CORPORATION                      ROGERS & WELLS LLP
       C/O THREE CITIES RESEARCH, INC.                      200 PARK AVENUE
             650 MADISON AVENUE                        NEW YORK, NEW YORK 10166
          NEW YORK, NEW YORK 10022                          (212) 878-8000
               (212) 838-9660
   (Name, Address and Telephone Number of
  Person Authorized to Receive Notices and
     Communications on Behalf of Bidder)


                            CALCULATION OF FILING FEE

Transaction Value *: $21,760,466                Amount of Filing Fee: $4,352.09

* Transaction Value based upon the tender offer for the 3,347,764 shares of COHR Inc. Common Stock not owned by the Bidders, at a tender offer price of $6.50 per share, in cash.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     Amount Previously paid: $3,598.65         Filing Parties:   TCF Acquisition Corporation
                                                                 Three Cities Fund II, L.P.
                                                                 Three Cities Offshore II, C.V.

     Form or registration no.: 14D-1           Date filed:       January 4, 1999

CUSIP No. 192567105           SCHEDULES 13D AND 14D-1        Page 2 of 7 Pages
==============================================================================
    1. NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                                  THREE CITIES FUND II, L.P.
------------------------------------------------------------------------------
    2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) /X/
                                                               (b) / /
------------------------------------------------------------------------------
    3.  SEC USE ONLY

------------------------------------------------------------------------------
    4.  SOURCES OF FUNDS
                          OO - Partner Contributions
------------------------------------------------------------------------------
    5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) OR 2(e)
                                                                 / /
------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION

                               DELAWARE
------------------------------------------------------------------------------
       NUMBER OF            7. SOLE VOTING POWER
         UNITS
                                      0
                         -----------------------------------------------------
      BENEFICIALLY          8. SHARED VOTING POWER
       OWNED BY                       0
                         -----------------------------------------------------
          EACH              9. SOLE DISPOSITIVE POWER
       REPORTING                      0
                         -----------------------------------------------------
      PERSON WITH          10.  SHARED DISPOSITIVE POWER
                                      0
------------------------------------------------------------------------------
    11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     3,085,425
------------------------------------------------------------------------------
    12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               / /
------------------------------------------------------------------------------
    13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                     48.3%
------------------------------------------------------------------------------
    14.   TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

CUSIP No. 192567105       SCHEDULES 13D AND 14D-1            Page 3 of 7 Pages
===============================================================================
    1. NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
                           THREE CITIES RESEARCH, INC.
-------------------------------------------------------------------------------
    2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) /X/
                                                                  (b) / /
-------------------------------------------------------------------------------
    3. SEC USE ONLY

-------------------------------------------------------------------------------
    4. SOURCES OF FUNDS
                           Not Applicable
-------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) OR 2(e)
                                                                    / /
-------------------------------------------------------------------------------
    6. CITIZENSHIP OR PLACE OF ORGANIZATION
                             DELAWARE
-------------------------------------------------------------------------------
       NUMBER OF            7. SOLE VOTING POWER
        UNITS
                                    3,085,425
                          -----------------------------------------------------
      BENEFICIALLY          8. SHARED VOTING POWER
        OWNED BY
                                       0
                          -----------------------------------------------------
          EACH              9. SOLE DISPOSITIVE POWER
       REPORTING
                                    3,085,425
SOLE DISPOSITIVE POWER     -----------------------------------------------------
      PERSON WITH          10. SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
    11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  3,085,425
-------------------------------------------------------------------------------
    12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      / /
-------------------------------------------------------------------------------
    13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                     48.3%
-------------------------------------------------------------------------------
    14.  TYPE OF REPORTING PERSON
                                     CO
-------------------------------------------------------------------------------

CUSIP No. 192567105           SCHEDULES 13D AND 14D-1         Page 4 of 7 Pages
==============================================================================
    1.  NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
                             THREE CITIES OFFSHORE II C.V.
--------------------------------------------------------------------------------
    2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) /X/
                                                                    (b) / /
--------------------------------------------------------------------------------
    3.  SEC USE ONLY

--------------------------------------------------------------------------------
    4.  SOURCES OF FUNDS
                          00 - Partner Contributions
--------------------------------------------------------------------------------
    5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) OR 2(e)
                                                                        / /
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION

         NETHERLANDS ANTILLES
--------------------------------------------------------------------------------
       NUMBER OF            7. SOLE VOTING POWER
         UNITS
                                      0
                          -----------------------------------------------------
      BENEFICIALLY          8. SHARED VOTING POWER
        OWNED BY
                                      0
                          -----------------------------------------------------
          EACH              9.  SOLE DISPOSITIVE POWER
       REPORTING
                                      0
                          -----------------------------------------------------
      PERSON WITH          10.  SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
    11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 3,085,425
--------------------------------------------------------------------------------
    12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
    13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   48.3%
--------------------------------------------------------------------------------
    14.   TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

CUSIP No. 192567105           SCHEDULES 13D AND 14D-1         Page 5 of 8 Pages
==============================================================================
    1.  NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
                          TCF ACQUISITION CORPORATION
--------------------------------------------------------------------------------
    2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) /X/
                                                                    (b) / /
--------------------------------------------------------------------------------
    3.  SEC USE ONLY

--------------------------------------------------------------------------------
    4.  SOURCES OF FUNDS
                                 Not applicable
--------------------------------------------------------------------------------
    5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEM 2(d) OR 2(e)
                                                                        / /
--------------------------------------------------------------------------------
    6.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF            7. SOLE VOTING POWER
         UNITS
                                      0
                          -----------------------------------------------------
      BENEFICIALLY          8. SHARED VOTING POWER
        OWNED BY
                                      0
                          -----------------------------------------------------
          EACH              9.  SOLE DISPOSITIVE POWER
       REPORTING
                                      0
                          -----------------------------------------------------
      PERSON WITH          10.  SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
    11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 3,085,425
--------------------------------------------------------------------------------
    12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
    13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   48.3%
--------------------------------------------------------------------------------
    14.   TYPE OF REPORTING PERSON
                                    CO
--------------------------------------------------------------------------------

         This amends and supplements the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") by Three Cities Fund II, L.P., a Delaware limited partnership, Three Cities Offshore II C.V., a Netherlands Antilles partnership, and Three Cities Research, Inc., a Delaware corporation on January 4, 1999 and the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed with the Commission on January 4, 1999 by TCF Acquisition Corporation, a Delaware corporation (the "Purchaser"), Three Cities Fund II, L.P. and Three Cities Offshore II C.V. relating to the tender offer of the Purchaser (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares") of COHR Inc., a Delaware corporation, which are not owned by the Purchaser and its stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 4, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal. Unless the context otherwise requires, terms not otherwise defined herein have the meanings ascribed to them in the
Schedule 14D-1 and the Offer to Purchase.

ITEM 1.  SECURITY AND SUBJECT COMPANY.

         Item 1(b) is hereby amended and supplemented by reference to the introduction and Section 1 of the Supplement dated February 5, 1999 (the "Supplement") to the Offer to Purchase dated January 4, 1999, a copy of which is attached as Exhibit (a)(9), which Introduction and Section are incorporated herein by reference.

         Item 1(c) is hereby amended and supplemented by reference to Section 2 of the Supplement, which Section is incorporated herein by reference.

ITEM 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE SUBJECT COMPANY.

         Item 3(b) is hereby amended and supplemented by reference to Section 4 of the Supplement, which Section is incorporated herein by reference.

ITEM 4.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 4(a) is hereby amended and supplemented by reference to Section 3 of the Supplement, which Section is incorporated herein by reference.

ITEM 10. ADDITIONAL INFORMATION

         Item 10(c) is hereby amended and supplemented by reference to Section 5 of the Supplement, which Section is incorporated herein by reference.

         Item 10(e) is hereby amended and supplemented by reference to Section 5 of the Supplement, which Section is incorporated herein by reference.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

         (a)(8) Supplement, dated February 5, 1999, to Offer to Purchase dated January 4, 1999.

         (a)(9)   Letter of Transmittal.

         (a)(10)  Notice of Guaranteed Delivery.

         (a)(11) Form of letter to brokers, dealers, commercial banks, trust companies and other nominees.

         (a)(12) Form of letter to be used by brokers, dealers, commercial banks, trust companies and nominees to their clients.

         (a)(13) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         (a)(14) Text of press release issued by Three Cities Research, Inc. on February 3, 1999.

         (a)(15) Text of press release issued by Three Cities Research, Inc. on February 4, 1999.

         (a)(16) Text of letter from Rogers & Wells LLP, counsel to the Purchaser, to Munger, Tolles & Olson LLP, counsel to COHR Inc., dated February 2, 1999.

         (a)(17) Text of letter from the Purchaser to COHR Inc. dated February 3, 1999.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 5, 1999

                                       TCF ACQUISITION CORPORATION


                                       By:  /s/  J. William Uhrig*
                                            -------------------------------
                                            J. William Uhrig
                                            President


                                       THREE CITIES FUND II, L.P.

                                       By:  TCR Associates, L.P.,
                                            its general partner

                                            By:  Three Cities Research, Inc.,
                                                 its general partner

                                                 By: /s/  William de Vogel*
                                                     -----------------------
                                                     William de Vogel
                                                     President


                                       THREE CITIES OFFSHORE II C.V.

                                       By:  TCR Offshore Associates, L.P.,
                                            its general partner

                                            By:  Three Cities Associates, N.V.,
                                                 its general partner

                                                 By:  /s/  J. William Uhrig*
                                                      -----------------------
                                                      J. William Uhrig
                                                      President



                                       *By:  /s/  David W. Bernstein
                                             -------------------------------
                                             David W. Bernstein
                                             Attorney-in-Fact

                                 EXHIBT INDEX
                                 ------------


Exhibit No.                       Description
-----------                       -----------

 (a)(8)       Supplement to Offer to Purchase dated January 4, 1999.

 (a)(9)       Letter of Transmittal.

 (a)(10)      Notice of Guaranteed Delivery.

 (a)(11) Form of letter to brokers, dealers, commercial banks, trust companies and other nominees.
 (a)(12) Form of letter to be used by brokers, dealers, commercial banks, trust companies and nominees to their clients.

 (a)(13) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

 (a)(14) Text of press release issued by Three Cities Research, Inc. on February 3, 1999.

 (a)(15) Text of press release issued by Three Cities Research, Inc. on February 4, 1999.

 (a)(16) Text of letter from Rogers & Wells LLP, counsel to the Purchaser, to Munger, Tolles & Olson LLP, counsel to COHR Inc., dated February 2, 1999.

 (a)(17)      Text of letter from the Purchaser to COHR Inc. dated February
              3, 1999.